Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84638 and 333-185641) of Lam Research Corporation of our report dated June 15, 2017, with respect to the statements of net assets available for benefits of the Savings Plus Plan, Lam Research 401(k) as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016 and the related supplemental Schedule H, line 4i-Schedule of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 11-K of the Savings Plus Plan, Lam Research 401(k).

/s/ Moss Adams LLP
Campbell, California
June 15, 2017